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                                                                    Exhibit 6(a)

Metropolitan Life Insurance Company
One Madison Avenue
New York, NY 10010-3690
212 578-2211

                                                 April 22, 2002

Metropolitan Life Insurance Company

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 13 to Registration Statement No. 33-47927 on Form S-6 ("Registration Statement"), which covers premiums received under the Flexible Premium Multifunded Life Insurance policies (FPMLI) offered by Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities. As a Vice-President and Actuary of MLIC, I have reviewed the FPMLI forms and I am familiar with the Registration Statement and Exhibits thereto. In my opinion the illustrations of FPMLI death benefits, cash values and cash surrender values in Appendix A to the Prospectus (for UL 2001 Policies) and in Exhibit 1(A)(5)(g) (for UL II Policies) included in the Registration Statement, based on the assumptions stated therein, are consistent with the provisions of the FPMLI forms. Also, in my opinion, the amounts assumed in the illustrations for current policy charges (including UL-2001's decrease in mortality and expense risk charge after 10 years) remain reasonable, based on MLIC's current expectations. The policies have not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations, appear to be disproportionately more favorable to a prospective purchaser of the FPMLI for preferred risk males age 40 (for the UL 2001 Policies) or standard risk males age 35 for (UL II Policies), than to prospective purchasers of FPMLI for a male at other ages or in other underwriting classes or for a female. Nor have the particular illustrations shown been selected for the purpose of making that relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal, Accounting and Actuarial Matters" in the prospectus and supplement contained in the Registration Statement.

                                      Very truly yours,

                                      /s/ Marian Zeldin

                                      Marian Zeldin
                                      Vice President and Actuary